Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2024, in the Registration Statement (Form S-4) and related Prospectus of Veralto Corporation for the offers to exchange the outstanding registered notes for any and all outstanding restricted notes set forth therein.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 26, 2024